                                                                  EXHIBIT 99.1

Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations

Premier Bancshares, Inc. (the "Company") is a bank holding company organized and existing under the laws of the State of Georgia and headquartered in Atlanta, Georgia. At June 30, 1998, the Company had three subsidiaries: Premier Bank ("Premier Bank"), Premier Lending Corporation ("Premier Lending"), and The Central and Southern Bank of Georgia ("Central and Southern Bank"). Through mergers completed subsequent to June 30, 1998, the Company added three more subsidiaries: The Bank of Gwinnett County ("Gwinnett County Bank"), First Community Bank of Henry County ("Henry County Bank") and The Bank of Spalding County ("Spalding County Bank"). The Company was incorporated in 1988 under the laws of the State of Georgia.

The Company is a locally-focused, community-oriented financial services holding company which offers various traditional banking services. Among these services are commercial finance (including asset-based loans), Small Business Administration ("SBA") lending, residential construction lending, residential mortgage loan origination and commercial real estate mortgage loan origination.

Through its five wholly-owned financial institution subsidiaries, Premier Bank, The Central and Southern Bank, Gwinnett County Bank, Henry County Bank and Spalding County Bank (collectively, the "Banking Subsidiaries," or ("Banks"), the Company operates 28 banking offices located in the Atlanta metropolitan area and in northern and central Georgia. In these markets, the Banking Subsidiaries provide a broad array of community banking services, including: loans to small and medium-sized businesses; residential, construction and development loans; commercial real estate loans; consumer loans and a variety of commercial and consumer deposit accounts.

In addition, through its wholly-owned mortgage banking subsidiary, Premier Lending, the Company operates eight mortgage loan production offices in the Atlanta metropolitan area and one in each of Jacksonville, Florida; Charleston, South Carolina; and Mobile, Alabama. Premier Lending is a retail originator of residential mortgage loans which are sold to correspondent mortgage investors and is an approved Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") seller-servicer of mortgage loans and an approved Department of Housing and Urban Development "HUD") and Veterans Administration ("VA") mortgage originator.

Acquisitions of unaffiliated financial institutions during the past two years have been a principal source of the Company's growth. On August 31, 1996, the Company acquired a thrift holding company then named Premier Bancshares, Inc.; on June 23, 1997, the Company acquired Central and Southern Holding Company, a bank and thrift holding company; on December 12, 1997, the Company acquired Citizens Gwinnett Bankshares, Inc., a bank holding company; on June 9, 1998, the Company acquired Lanier Bank & Trust Company; on July 1, 1998 the Company acquired Button Gwinnett Financial Corporation, a bank holding company; and on July 2, 1998, the Company acquired The Bank Holding Company, a bank holding company. The historical financial statements of the Company have been restated to give effect to these acquisitions which were accounted for as poolings of interests.

On October 17, 1997, the Company acquired Traditional Mortgage Corporation ("Traditional"), a Georgia corporation specializing in mortgage banking, and merged Traditional with and into Premier Lending, adding five loan production offices to Premier Lending's existing franchise.

The Company's principal executive offices are located at 2180 Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326, and its telephone number at that address is (404) 814-3090.

The following discussion should be read in conjunction with the Consolidated Condensed Financial Statements, including the footnotes, and is qualified in its entirety by the foregoing and other more detailed financial information appearing elsewhere herein. Historical results of operations and the percentage relationships among any amounts included in the Consolidated Statements of Income, and any trends which may appear to be inferable therefrom, should not be taken as being necessarily indicative of trends in operations or results of operations for any future periods.

Comments in this Supplemental Management's Discussion and Analysis regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties. Among these risks are that the Company is in a highly competitive business and is pursuing a growth strategy that relies in part on the completion of acquisitions of bank holding companies and other financial institutions. There can be no assurance that in its highly competitive business environment, the Company will successfully implement its growth strategy.

Financial Condition

At the end of the second quarter of 1998, total assets increased $85,517,000 or 7.0% from December 31, 1997. Total loans (excluding mortgage loans held for sale), increased $79,929,000 or 9.9% from December 31, 1997 to June 30, 1998. The loan increases are primarily attributable to increased demand for loans in the markets that the Company serves. Mortgage loans held for sale decreased $13,735,000 or 21.9% during the same period. Federal funds sold increased $26,505,000 or 48.7% from December 31, 1997 to June 30, 1998. Securities available-for-sale decreased $4,002,000 or 2.7%, while securities held to maturity decreased $8,598,000, or 18.7% during the same period due to maturities and calls. The proceeds from securities sold or maturing were used to partially fund the increase in loans.

Other borrowings increased by $37,969,000 or 311.3% as the result of the Company funding its mortgage banking operation with a warehouse line from a regional bank. Total liabilities increased by $76,555,000 or 7.0% from December 31, 1997 to June 30, 1998. Noninterest-bearing deposits increased by $18,267,000 or 10.7% and interest-bearing deposits increased by $29,130,000 or 3.4% during the same period as the Company has increased its market area through the acquisition of Central and Southern Holding Company in June 1997, Citizens Gwinnett Bankshares in December 1997, Lanier Bank & Trust Company in June 1998, The Bank Holding Company and Button Gwinnett Financial Corporation in July 1998.

Results of Operations

For the three-month period ended June 30, 1998 the Company recorded net income of $6,205,000 as compared to $4,619,000 for the same period in 1997. This $1,586,000 or 34.3% increase is due primarily to the following:

 .     Net interest income increased $1,367,000
 .     Provision for credit losses increased $32,000
 .     Total noninterest income increased $4,215,000
 .     Total noninterest expense increased $3,666,000
 .     Income tax expense increased $298,000

The reasons for these changes are discussed more fully below.

For the six-month period ended June 30, 1998 the Company recorded net income of $11,698,000 as compared to $8,653,000 for the same period in 1997. This $3,045,000 or 35.2% increase is due primarily to the following:

 .     Net interest income increased $2,788,000
 .     Provision for credit losses decreased $169,000
 .     Total noninterest income increased $8,118,000
 .     Total noninterest expense increased $6,523,000
 .     Income tax expense increased $1,507,000

The reasons for these changes are discussed more fully below.

Net Interest Income
-------------------

Net interest income increased $1,367,000 or 10.3% for the three month period ended June 30, 1998 compared to same period in 1997, due to an increase in average earning assets. Average earning assets increased by approximately $197 million while average interest-bearing liabilities increased by approximately $158 million. Yields on earning assets decreased by 14 basis points and costs of interest-bearing liabilities increased by 21 basis points. The net interest margin declined to 4.94% in the second quarter of 1998 from 5.24% in the comparable period of 1997.

Net interest income increased $2,788,000 or 11.0%, for the six month period ended June 30, 1998 compared to same period in 1997, due to an increase in average earning assets. Average earning assets increased by approximately $178 million and average interest-bearing liabilities increased by approximately $143 million. Yields on earning assets decreased by 17 basis points and costs of interest-bearing liabilities increased by 20 basis points. The net interest margin declined to 4.88% in the second quarter of 1998 from 5.20% in the comparable period of 1997.

Provision for Credit Losses
---------------------------

The Company recorded a provision for credit losses of $150,000 for the second quarter of 1998. The Company has had net recoveries during the six month period of $76,000 related to prior period charge offs, the majority of recoveries being sales finance loans. Management will monitor and adjust the level of the allowance for credit losses in relation to this net recovery stream, as well as the overall level of the allowance for credit losses to loans outstanding and management's assessment of credit losses inherent in the loan portfolio.


                                          ASSET QUALITY
                                                    June 30, 1998    December 31, 1997
                                                                                          Change       Percentage
                                                 --------------------------------------------------------------------
                                                                    (dollars in thousands)
Loans past due 90 days or more and                             668               766            (98)      (13)%
Nonaccrual loans                                             3,868             3,459            409        12%
                                                 --------------------------------------------------------------
      Total nonperforming loans                              4,536             4,225            311         7%

  Other real estate owned                                    2,546             1,349          1,197        89%
                                                 --------------------------------------------------------------
     Total nonperforming assets                            $ 7,082           $ 5,574         $1,508        27%
                                                 ==============================================================

  Nonperforming loans/Total loans                             0.51%             0.52%
  Nonperforming assets/Total assets                           0.54%             0.46%

The table above illustrates the changes in the level of nonperforming assets from December 31, 1997 to June 30, 1998. The level of nonperforming assets at June 30, 1998 increased slightly from December 31, 1997. Management anticipates the levels of nonperforming loans and assets to remain at relatively low levels.

Noninterest Income
------------------

The Company's main sources of noninterest income are gains on the sale of mortgage loans and service charges on deposit accounts. Noninterest income increased substantially in the second quarter of 1998 compared to the same period in 1997. Income from mortgage banking activities increased $3,770,000 in the three months ended June 30, 1998 compared to the same period in 1997 due to the increased volume of mortgage loan originations in part due to the acquisition of Traditional Mortgage Company in October 1997 and strong housing demand in the Company's markets. Other operating income increased $555,000 primarily due to the sale of a subsidiary branch banking location.

Noninterest income increased substantially for the six months ended June 30, 1998 compared to the same period in 1997. Total noninterest income increased $8,118,000, or 78.5% for the six months. Income from mortgage banking activities increased $7,162,000, or 128.6% in the six months compared to the same period in 1997.

Noninterest Expense
-------------------

Noninterest expense increased substantially for the three month and six month periods ended June 30, 1998 compared to the same periods in 1997. Salaries and employee benefits expense increased primarily due to increased commissions on mortgage loan originations.

Occupancy expense also increased due to the Company's opening of two new branches of a subsidiary bank during the third quarter of 1997.

Income Tax Expense
------------------

Income tax expense increased slightly for the three months ended June 30, 1998 compared to the same period in 1997. The effective tax rate for second quarter 1998 was 31% compared to 35% for the same period in 1997. Second quarter 1997 accrued taxes were reduced by the utilization of tax credits and prior period net operating loss carryforwards.

Income tax expense increased $1,507,000, or 37.9% for the six months ended June 30, 1998 compared to the same period in 1997. The effective tax rate for the six months ended June 30, 1997 and June 30, 1998 was 31% and 32%, respectively.

Interest Rate Sensitivity Management
------------------------------------

Interest rates play a major part in the net interest income of a financial institution. The sensitivity to rate changes is known as "interest rate risk." The repricing of interest-earning assets and interest-bearing liabilities can influence the changes in net interest income. As part of the Company's asset/liability management program, the timing of repricing assets and liabilities is referred to as Gap management. It is the policy of the Company to maintain a Gap ratio in the one-year time horizon of .80 to 1.20. The Gap analysis indicates that the Company is somewhat asset sensitive in relation to changes in market interest rates.

The Company uses simulation analysis to monitor changes in net interest income due to changes in market interest rates. The simulation of rising, declining, and a most likely interest rate scenario allows management to monitor and adjust interest rate sensitivity to minimize the impact of market interest rate swings. Each month management updates all available data concerning cash flows of assets and liabilities, changes in market interest rates, and expectations as to new volumes of loans.

Liquidity
---------

Liquidity is an important factor in the financial condition of the Company and affects the Company's ability to meet the borrowing needs and deposit withdrawal requirements of its customers. Assets, consisting principally of loans and investment securities, are funded by customer deposits, purchased funds, and borrowed funds.

The investment portfolio is one of the Company's primary sources of liquidity. Maturities of securities provide a constant flow of funds which are available for cash needs. Investment securities that contractually mature within one year total $43 million. However, mortgage-backed securities and securities with call provisions create cash flows earlier than the contractual maturities. Estimates of prepayments on mortgage-backed securities and call provisions on other securities increase the forecasted cash flow from the investment portfolio within one year to approximately $55 million. Maturities in the loan portfolio also provide a steady flow of funds. The Company's liquidity also continues to be enhanced by an increasing core deposit base. Deposits have increased $47 million since year end 1997, or approximately 4.7%. At June 30, 1998, the loan-to-deposit (excluding loans held for sale) ratio was 83%.

Effective April 15, 1998, the Company and Premier Lending Corporation, a wholly owned subsidiary, entered into a $90 million Mortgage Warehouse Line of Credit Loan and Security Agreement with SunTrust Bank, Central Florida, National Association, individually and as agent for Colonial Bank, CoreStates Bank, N.A. and SouthTrust Bank, National Association. The proceeds of the line of credit will be used to provide interim funds for the funding of eligible residential mortgage loans prior to resale thereof to investors pre-approved by the agent. Advances of the proceeds of the line of credit will be made from time to time by the lenders, on a pro rata basis in accordance with their respective percentage interest, upon written request of the Company and/or Premier Lending Corporation in compliance with such advance conditions as may be established from time to time by the agent. The term of the line of credit is one year. The line of credit is secured by an assignment of and a grant of a first priority security interest in the subject mortgage loans.

Shareholders' Equity
--------------------

The Company maintains a ratio of shareholders' equity to total assets that is adequate relative to industry standards. The Company's ratio of shareholders' equity to total assets was 9.5% at June 30, 1998, compared to 9.4% at December 31, 1997.

The Company and its subsidiary banks are required to comply with capital adequacy standards established by the Federal Reserve and the FDIC. Currently, there are two basic measures of capital adequacy: risk-based measure and leverage measure.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure and to enhance the value of holding liquid assets. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. Recently the Federal Reserve and the FDIC proposed that interest rate risk be considered in computing risk-based capital ratios.

The minimum standard for the ratio of total capital to risk-weighted assets is 8%. At least 50% of that capital level must consist of common equity, undivided profits and noncumulative perpetual preferred stock, less goodwill and certain other intangibles ("Tier I capital"). The remainder ("Tier II capital") may consist of a limited amount of other preferred stock, mandatory convertible securities, subordinated debt and a limited amount of the allowance for loan losses. The sum of Tier I capital and Tier II capital is "total risk-based capital."

In addition, the Federal Reserve has established minimum leverage ratio guidelines for banking holding companies. The Federal Reserve has adopted a final rule which provides that the minimum ratio of Tier I capital to total assets less goodwill (the "leverage ratio") for the most highly-rated bank holding companies is 3.0 percent. The minimum leverage ratio for all other bank holding companies is 4.0 percent. Banking organizations with supervisory, financial, operational, or managerial weaknesses, as well as organizations that are anticipating or experiencing significant growth are expected to maintain capital ratios well above the minimum levels.

                                    Capital Levels

                                     At June 30, 1998     Minimum Requirement
                                   -------------------------------------------

Tier I Capital Leverage Ratio             11.64%                       3%

Tier I Risk-based Capital Ratio           14.43%                       4%
Tier II Risk-based Capital Ratio           1.25%
                                   -------------------------------------------
Total Risk-based Capital Ratio            15.68%                       8%
                                   ===========================================


A subsidiary of the Company issued $28.7 million of preferred securities in November 1997. The proceeds of sale of preferred securities qualifies as Tier 1 capital with respect to the risk-based capital guidelines established by the Federal Reserve. Federal Reserve guidelines for calculation of Tier 1 capital limit the amount of cumulative preferred securities which can be included in Tier 1 capital to 25% of total Tier 1 capital.

Impact of Year 2000

With respect to its internal systems, the Company is taking steps to prepare both its information technology systems and its other equipment and machinery for the Year 2000 date change. The Company expects to substantially complete these efforts at the end of calendar year 1998, with testing to continue through 1999. Although the Company does not believe that it will incur any material costs or experience material disruptions in its business associated with preparing its internal systems for the Year 2000, there can be no assurances that the Company will not experience unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems. The Company is currently unable to estimate the most reasonably likely worst-case effects of the Year 2000 and does not currently have a contingency plan in place for any such unanticipated negative effects. The Company intends to analyze the worst-case scenarios and the need for such contingency planning once the measures described above have been completed and testing of the Company's systems for Year 2000 compliance has begun.

The Company is currently unable to estimate whether it is exposed to significant risk of being adversely affected by Year 2000 noncompliance by third parties. During the third quarter of 1998, the Company intends to begin contacting third parties with which it has material relationships, including its material customers, to attempt to determine their preparedness with respect to Year 2000 issues and to analyze the risks to the Company in the event any such third parties experience significant business interruptions as a result of Year 2000 noncompliance. The Company expects to complete this review and analysis and to determine the need for contingency planning in this regard by March 31, 1999.

Forward Looking Statements

This Exhibit 99.2 contains certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including or related to future results of the Company (including certain projections and business trends).

These and other statements, which are not historical facts, are based largely on current expectations and assumptions of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. Assumptions related to forward-looking statements include that the Company will continue to price and market its products competitively; that competitive conditions within its respective markets will not change materially or adversely; that the demand for the Company's products will remain strong; that the Company will retain key personnel.

Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. When used in this Exhibit with respect to the Company, the words "estimate," "project," "intend," and "expect" and similar expressions are intended to identify forward-looking statements. Although the assumptions underlying the forward-looking statements are believed by the Company to be reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in the forward-looking information will be realized. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its business strategy or capital expenditure plans which may, in turn, affect the Company's results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that any strategy, objectives or other plans will be achieved. The forward-looking statements contained herein speak only as of the date hereof, and the Company does not undertake any obligation to publicly update or revise any of these forward-looking statements.

Quantitative and Qualitative Disclosures About Market Risk

The Company's primary market risk exposure is interest rate risk and, to a lesser extent, credit risk and liquidity risk. The Company has little or no risk related to trading accounts, commodities or foreign exchange. Interest rate risk is the exposure of a banking organization's financial condition and earnings ability to adverse movements in interest rates. The Company has analyzed the assumed market value risk and earnings risk inherent in its interest rate sensitive instruments related to interest-rate swings of 200 basis points, both above and below current levels (rate shock analysis). Earnings and fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. There have been no significant changes in the Company's market risk exposure since December 31, 1997.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF CONDITION
                                  (Unaudited)

                                                                                        June 30,           December 31,
                                                                                          1998                 1997
                                                                                     ---------------      --------------
                                                                                         (dollar amounts in thousands)
Assets
    Cash and due from banks                                                             $  53,243              $ 50,049
    Interest-bearing deposits with other banks                                              3,961                 6,977
    Federal funds sold                                                                     80,972                54,467
    Securities available for sale                                                         142,883               146,885
    Securities held-to-maturity                                                            37,405                46,003
    Loans held for sale                                                                    49,003                62,738

    Loans                                                                                 886,448               806,519
    Allowance for credit losses                                                           (13,582)              (13,356)
                                                                                      --------------      ----------------
    Net loans                                                                             872,866               793,163

    Premises and equipment, net                                                            30,769                30,055
    Goodwill and other intangibles                                                          4,725                 5,001
    Other real estate owned                                                                 2,523                 1,237
    Other assets                                                                           21,500                17,758
                                                                                      --------------      ----------------
                 Total assets                                                         $ 1,299,850           $ 1,214,333
                                                                                      ==============      ================

Liabilities
    Deposits
                 Noninterest-bearing                                                   $  189,131            $  170,864
                 Interest-bearing                                                         874,446               845,316
                                                                                      --------------      ----------------
                 Total deposits                                                         1,063,577             1,016,180

    Federal funds purchased and securities sold under repurchase agreements                18,122                27,168
    Federal Home Loan Bank advances                                                         1,875                 2,875
    Guaranteed preferred beneficial interests in the Company's subordinated
        debentures                                                                         28,750                28,750
    Other borrowings                                                                       50,166                12,197
    Other liabilities                                                                      12,030                10,795
                                                                                      --------------      ----------------
                 Total liabilities                                                      1,174,520             1,097,965

Redeemable preferred stock, par value $60, 2,000,000 shares authorized, 40,770
   shares issued and outstanding                                                            2,446                 2,446

Shareholders' Equity
     Common stock, $1 par value; 60,000,000 shares authorized;
      24,790,555 and 24,915,045 shares issued at June 30, 1998 and
      December 31, 1997, respectively                                                      24,791                24,914
    Capital surplus                                                                        50,362                47,649
    Treasury stock, at cost 701,944 shares at December 31, 1997                               ---                (1,186)
    Retained earnings                                                                      46,409                41,877
    Unrealized gains on securities available-for-sale, net                                  1,322                   668
                                                                                     -------------        ----------------
                 Total shareholders' equity                                               122,884               113,922
                                                                                     -------------        ----------------
                 Total liabilities, redeemable preferred stock
                      and shareholders' equity                                        $ 1,299,850          $  1,214,333
                                                                                     =============        ================

See notes to supplemental consolidated condensed financial statements.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES
           SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                  (Unaudited)

                                                                                         Three Months Ended June 30,
                                                                                          1998                 1997
                                                                                     ---------------      ----------------
                                                                                     (dollar amounts in thousands except
                                                                                               per share data)
Interest Income
     Loans, including fees                                                                $  23,552             $  19,309
     Investment securities:
                 Taxable                                                                      2,550                 3,051
                 Tax-exempt                                                                     195                   361
     Federal funds sold                                                                         901                   662
     Other interest income                                                                       92                    56
                                                                                     ---------------      ----------------
                 Total interest income                                                       27,290                23,439

Interest Expense
     Deposits                                                                                10,989                 9,468
     Other borrowings                                                                         1,713                   750
                                                                                     ---------------      ----------------
                 Total interest expense                                                      12,702                10,218

     Net interest income                                                                     14,588                13,221
     Provision for credit losses                                                                150                   118
                                                                                     ---------------      ----------------
     Net interest income after provision for credit losses                                   14,438                13,103

Noninterest Income
     Service charges on deposit accounts                                                        973                 1,094
     Securities transactions, net                                                                 2                    (9)
     Mortgage banking activities                                                              6,745                 2,975
     Other noninterest income                                                                 2,229                 1,674
                                                                                     ---------------      ----------------
                 Total noninterest income                                                     9,949                 5,734

Noninterest Expense
     Salaries and employee benefits                                                           9,397                 7,024
     Net occupancy and equipment expense                                                      1,950                 1,538
     Merger related expenses                                                                    360                   346
     Other noninterest expense                                                                3,719                 2,852
                                                                                     ---------------      ----------------
                 Total noninterest expense                                                   15,426                11,760
                                                                                     ---------------      ----------------

Income before income taxes                                                                    8,961                 7,077
Income taxes                                                                                  2,756                 2,458
                                                                                     ---------------      ----------------

Net income                                                                                   $6,205                $4,619
                                                                                     ===============      ================

Per Share Information(1):
     Basic earnings per share                                                               $  0.25               $  0.19
     Weighted average shares outstanding - Basic                                         24,696,115            24,344,414

     Earnings per share - Diluted                                                           $  0.25               $  0.19
    Weighted average shares outstanding                                                  25,148,873            24,612,211
    Dividends declared per share                                                            $  0.14               $  0.04

See notes to supplemental consolidated condensed financial statements.

  1) After giving effect to stock splits payable to stockholders of record on January 23, 1998 and March 6, 1997.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES
           SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                  (Unaudited)

                                                                                 Six months ended June 30,
                                                                                  1998               1997
                                                                              --------------     --------------
                                                                                (dollar amounts in thousands
                                                                                   except per share data)
Interest Income
          Loans, including fees                                                    $ 45,313            $36,689
          Investment securities:
                             Taxable                                                  4,814              6,120
                             Tax-exempt                                                 517                736
          Federal funds sold                                                          1,860              1,818
          Other interest income                                                         205                 98
                                                                              --------------     --------------
                             Total interest income                                   52,709             45,461

Interest Expense
   Deposits                                                                          21,661             18,797
   Other borrowings                                                                   2,895              1,299
                                                                            ----------------     --------------
                             Total noninterest income                                24,556             20,096

   Net interest income                                                               28,153             25,365
   Provision for credit losses                                                          180                349
                                                                              --------------     --------------
       Net interest income after provision for credit losses                         27,973             25,016

Noninterest Income
   Service charges on deposit accounts                                                2,077              2,130
   Securities transactions, net                                                           9                (45)
   Mortgage banking activities                                                       12,732              5,570
   Other noninterest income                                                           3,637              2,682
                                                                              --------------     --------------
                            Total noninterest income                                 18,455             10,337

Noninterest Expense
    Salaries and employee benefits                                                   17,934             13,469
    Net occupancy and equipment expense                                               3,758              2,997
    Merger related expenses                                                             377                394
    Other noninterest expenses                                                        7,181              5,867
                                                                              --------------     --------------
                           Total noninterest expense                                 29,250             22,727
                                                                              --------------     --------------

 Income before income taxes                                                          17,178             12,626
 Income taxes                                                                         5,480              3,973
                                                                              --------------     --------------
 Net Income                                                                         $11,698           $  8,653
                                                                              ==============     ==============

Per share information(1):
   Basic earnings per share                                                          $ 0.47              $0.36
   Weighted average shares outstanding - Basic                                   24,658,737         24,344,414

   Earnings per share - Diluted                                                      $ 0.47              $0.35
   Weighted average shares outstanding                                           25,072,289         24,561,856
   Dividends                                                                         $ 0.17              $0.09

See notes to supplemental consolidated condensed financial statements.

(1) After giving effect to stock splits payable to stockholders of record on January 23, 1998 and March 6, 1997.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                 Six months ended June 30,
                                                                              1998                        1997
                                                                          -------------              -------------
                                                                               (dollar amounts in thousands)
Cash flows from operating activities
  Net income                                                                   $11,649                    $  8,653
     Adjustments to reconcile net earnings to net cash provided by operating activities:
          Provision for credit losses                                              180                         374
          Depreciation expense                                                   1,572                       1,241
          Amortization and accretion, net                                          304                         263
          Gain on sale of premises and equipment                                  (538)                         --
          Gain on sale of Branch                                                  (657)                         --
          Gain on sale of subsidiary                                                --                        (757)
          Gain on sale of securities                                                (8)                         45
          Gain on sale of mortgage loans                                       (12,126)                     (5,376)
          Net originations of mortgage loans                                    23,669                      (8,693)
          Changes in other assets and liabilities
                 Increase in other assets                                       (4,958)                     (2,909)
                 Increase (decrease) increase in other liabilities                 618                         214
                                                                          -------------      ----------------------
       Net cash used in operating activities                                    19,705                      (6,945)

Cash flows from investing activities
   Decrease (increase) in interest bearing deposits                              2,516                      (6,173)
   Proceeds from maturities and paydowns of investment                          52,090                      30,413
   Proceeds from sales of investment securities available-for-                                              15,053
   Purchases of investment securities available-for-sale                       (38,059)                    (37,482)
   Net increase in loans                                                       (78,484)                   (103,131)
   Increase in federal funds sold, net                                         (26,505)                     41,109
   Additions to premises and equipment                                          (3,160)                     (2,340)
   Proceeds from sales of premises and equipment                                 1,047                          --
   Sale of bank branch                                                          (7,122)                         --
                                                                          -------------      ----------------------
       Net cash used in investing activities                                   (97,677)                    (62,551)

Cash flows from financing activities
   Net increase in deposits                                                     56,261                      47,804
   Net increase in short term borrowings                                        27,923                      27,933
   Cash dividends paid                                                          (4,083)                     (1,993)
   Purchase of treasury stock                                                       --                      (1,277)
   Proceeds from exercise of stock options                                       1,070                         451
                                                                          -------------      ----------------------
       Net cash provided by financing activities                                81,171                      72,918
                                                                          -------------      ----------------------

       Net increase in cash and cash equivalents                                 3,199                       3,422
Cash and cash equivalents, beginning of period                                  50,049                      42,417
                                                                          -------------      ----------------------
Cash and cash equivalents, end of period                                       $53,248                   $  45,839
                                                                          =============      ======================

Supplemental disclosures of cash flow information:
   Cash paid during the period for:
      Interest                                                                  24,482                      19,708
                                                                          =============      ======================
      Income taxes                                                               6,915                       3,187
                                                                          =============      ======================

See notes to supplemental consolidated condensed financial statements.

                   PREMIER BANCSHARES, INC. AND SUBSIDIARIES
       NOTES TO SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998
                                  (Unaudited)

Note 1.  BASIS OF PRESENTATION

The accompanying supplemental consolidated condensed financial information of Premier Bancshares, Inc. and Subsidiaries (the "Company") is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods. The results of operations for the three-month and six month periods ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.

These supplemental condensed consolidated financial statements give retroactive effect to the mergers of Premier Bancshares, Inc. with Button Gwinnett Financial Corporation on July 1, 1998 and The Bank Holding Company on July 2, 1998, which have been accounted for using the pooling of interests method as described in
Note 2 to the supplemental condensed consolidated financial statements.

Note 2.    BUSINESS COMBINATIONS

Completed Combinations.

On July 1, 1998, the Company completed a business combination with Button Gwinnett Financial Corporation ("Button Gwinnett") by exchanging 5,571,778 shares of the Company's common stock for all of the outstanding common stock of Button Gwinnett. The combination was accounted for as a pooling of interests.

On July 2, 1998, the Company completed a business combination with Bank Holding Company ("BHC") by exchanging 2,170,447 shares of the Company's common stock and 40,770 shares of the Company's preferred stock for all of the outstanding common and preferred stock of BHC. The combination was accounted for as a pooling of interests.

On June 9, 1998, the Company completed a business combination with Lanier Bank & Trust Company ("Lanier") by exchanging 1,625,990 shares of the Company's common stock for all of the outstanding common stock of Lanier. The combination was accounted for as a pooling of interests and, accordingly, the financial statements reflect the combination as if it took place on January 1, 1998. All prior period consolidated financial statements have been restated to include the results of Lanier.

On December 12, 1997, the Company completed a business combination with Citizens Gwinnett Bankshares, Inc. ("Citizens") by exchanging 2,066,834 shares of the Company's common stock for all of the outstanding common stock of Citizens. The combination was accounted for as a pooling of interests and, accordingly, the financial statements reflect the combination as if it took place on January 1, 1997, and all prior period consolidated financial statements have been restated to include the results of Citizens.

On June 23, 1997, the Company completed a business combination with Central and Southern Holding Company ("Central and Southern") by exchanging 3,653,523 shares of the Company's common stock for all of the outstanding common stock of Central and Southern. The combination was accounted for as a pooling of interests and, accordingly, the financial statements reflect the combination as if it took place on January 1, 1997, and all prior period consolidated financial statements have been restated to include the results of Central and Southern.

The following table illustrates the Company's net interest income and net income on a consolidated basis for periods prior to the business combinations discussed above:

                                                  Six months ended June 30,
                                                   1998               1997
                                                    (dollars in thousands)

Net interest income:
Premier Bancshares, Inc. exclusive of
  pre-acquisition amounts                           $17,894             $ 6,967
      Bank Holding Company (1)                        2,730               2,958
       Button Gwinnett (2)                            6,042               5,218
       Lanier (3)                                     1,487               1,457
       Citizens (4)                                      --               4,066
       Central and Southern (5)                          --               4,699
                                              -------------     ---------------

Total                                               $28,153             $25,365
                                              =============     ===============

Net income:
Premier Bancshares, Inc., exclusive of
   pre-acquisition amounts                          $ 7,533             $ 2,573
      Bank Holding Company (1)                          870                 788
       Button Gwinnett (2)                            2,954               2,332
       Lanier (3)                                       341                 352
       Citizens (4)                                      --               1,093
       Central and Southern (5)                          --               1,515
                                              -------------     ---------------

Total                                               $11,698             $ 8,653
                                              =============     ===============


1. 1998 amounts reflect the results of operations from January 1, 1998 through June 30, 1998.

2. 1998 amounts reflect the results of operations from January 1, 1998 through June 30, 1998.

3. 1998 amounts reflect the results of operations from January 1, 1998 through the effective merger date of June 9, 1998. Results of operations for the period from June 10, 1998 through June 30, 1998 are included in Premier Bancshares, Inc. amounts.

4. 1997 amounts reflect the results of operations from January 1, 1997 through June 30, 1997.

5. 1997 amounts reflect the results of January 1, 1997 through the effective merger date of June 23, 1997. Results of operations for the period from June 24, 1997 through June 30, 1997 are included in Premier Bancshares, Inc. amounts.

Effective October 17, 1997, the Company acquired Traditional Mortgage Corporation ("Traditional") for 114,598 shares of the Company's common stock at a fair market value of $1,833,000. Traditional originates residential mortgage loans primarily for sale to independent third party investors. Traditional was merged with Premier Lending Corporation. The acquisition was accounted for as a purchase and the results of operations for Traditional from the date of acquisition are included in the consolidated financial statements. The purchase price was allocated to the acquired assets and liabilities based on the fair value of those assets and liabilities as determined by the Company. The excess of the total acquisition cost over the fair value of the assets and liabilities acquired is being amortized on a straight-line basis over a period of fifteen years.

Subsequent and Pending Combinations


On July 9, 1998, the Company announced that a definitive merger agreement had been entered into with Frederica Bank & Trust ("Frederica"). As of December 31, 1997, Frederica had total assets of $66,166,000 and for the year ended December 31, 1997, had revenue and net income of $5,420,000 and $660,000, respectively. The merger is expected to be accounted for as a pooling of interests.

Note 3.    SHAREHOLDERS' EQUITY AND DIVIDENDS PER SHARE

The Company declared a three-for-two stock split on January 8, 1998 for stockholders of record as of January 23, 1998. All per share data has been restated to reflect the split.

On February 24, 1997, the Company declared a 1.8055 stock split for stockholders of record as of March 6, 1997. All per share data has been restated to reflect the split.

On June 23, 1998, the Company declared dividends of $0.14 per share payable to shareholders of record as of June 30, 1998 (restated for pooling of interests). During the quarter ended June 30, 1997, the Company declared cash dividends of $0.07 per share (restated for stock splits and pooling of interests).

Note 4. CURRENT ACCOUNTING DEVELOPMENTS

On January 1, 1998, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," ("Statement 125"), relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which had been delayed until after December 31, 1997 by FASB Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125," ("Statement 127"). Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a consistent application of a "financial-components approach" that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. Statement 125 provides standards for consistently distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of the additional provisions of Statement 125 as amended by Statement 127 resulted in no material impact on the Company's financial condition or results of operations.

As of January 1, 1998, the Company adopted FASB Statement No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or shareholders' equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130. During the three and six months ended June 30, 1998, total comprehensive income totaled $6,239,000 and $12,352,000, respectively. During the three and six months ended June 30, 1997. Comprehensive income totaled $4,377,000 and $8,915,000, respectively.

Effective January 1, 1998, the Company adopted FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement 131"). Statement 131 superseded FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise". Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of Statement 131 did not affect results of operations or financial position.

Note 5.  EARNINGS PER SHARE

Earnings per share for periods prior to 1998 have been restated to reflect the effect of business combinations accounted for as poolings of interests. For the quarter ended June 30, 1997, net income per common share and net income per common share, diluted, have been adjusted $0.02. For the six months ended June 30, 1997, net income per common share and net income per common share, diluted, have been adjusted $0.01.

The following tables sets forth the computation of basic and diluted earnings per share:

                                                                                              Quarter ended June 30,
                                                                                             1998                 1997
                                                                                     ------------------------------------------
                                                                                        (In thousands, except per share data)
       Numerator:
        Net income                                                                           $ 6,205             $  4,619
                                                                                     ==========================================
       Denominator:
        Denominator for basic earnings per share - weighted average                           24,696               24,344
          shares
        Effect of dilutive securities - stock options                                            453                  268
                                                                                     ------------------------------------------
        Denominator for diluted earnings per share - adjusted
          weighted average shares and assumed conversions                                     25,149               24,612
                                                                                     ==========================================

        Net income per share of common stock                                                 $  0.25              $  0.19
                                                                                     ------------------------------------------
        Net income per share of common stock - diluted                                       $  0.25              $  0.19
                                                                                     ==========================================

                                                                                             Six Months ended June 30,
                                                                                             1998                 1997
                                                                                     ------------------------------------------
                                                                                       (In thousands, except per share data)
                   Numerator:
                      Net income                                                            $11,698              $ 8,653
                                                                                     ==========================================
                   Denominator:
                      Denominator for basic earnings per share - weighted average            24,659               24,344
                        shares
                      Effect of dilutive securities - stock options                             413                  218
                                                                                     ------------------------------------------
                      Denominator for diluted earnings per share - adjusted
                        weighted average shares and assumed conversions                      25,072               24,562
                                                                                     ==========================================

                   Net income per share of common stock                                     $  0.47              $  0.36
                                                                                     ------------------------------------------
                   Net income per share of common stock - diluted                           $  0.47              $  0.35
                                                                                     ==========================================